Exhibit 99.1

For Immediate Release

Contact:

David Bulger (Company)	Jerry Daly or Carol McCune
CFO, Treasurer and EVP	Daly Gray (Media)
(561) 835-1800 x302	(703) 435-6293

Innkeepers USA Trust Completes Offering of Series C Cumulative Preferred Shares

PALM BEACH, Fla., January 20, 2004—Innkeepers USA Trust (NYSE: KPA) today announced that it has completed an offering of 5,800,000 new 8.0% Series C cumulative preferred shares (liquidation preference $25 per share). The offering includes the underwriters exercise of an over-allotment option granted by the company with respect to the purchase of 600,000 Series C cumulative preferred shares.

The new Series C cumulative preferred shares may be redeemed at the $25 liquidation preference at the election of the company on or after January 20, 2009. The Series C cumulative preferred shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the company.

The net proceeds of the offering were approximately $140 million. The company will use approximately $118 million to redeem all of the company’s outstanding 8.625% Series A cumulative convertible preferred shares and the balance for general corporate purposes.

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Innkeepers USA Trust

The Series C cumulative preferred shares will trade on the New York Stock Exchange under the symbol, “KPA pc,” within 30 days after closing.

Co-lead managers for the offering were A.G. Edwards & Sons, Inc. and Wachovia Securities. Co-managing underwriters were Legg Mason Wood Walker, Incorporated, RBC Capital Markets, BB&T Capital Markets, Credit Lyonnais Securities (USA) Inc. and Ferris, Baker Watts, Incorporated. A copy of the prospectus supplement and accompanying prospectus relating to the Series C preferred shares may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson Avenue, St. Louis, Missouri 63103.

This press release does not constitute an offer to sell or a solicitation of offers to buy the Series C cumulative preferred shares.

Certain statements within this press release use forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the matters discussed in this press release to differ from the forward-looking statements. Such risks and uncertainties include the risk that the offering of the Series C preferred shares may not close.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 67 hotels with a total of 8,311 suites or rooms in 22 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.